                                                                    EXHIBIT 2.13


                           ASSET PURCHASE AGREEMENT



                                BY AND BETWEEN



                              IXL HOLDINGS, INC.,

                               IXL-DENVER, INC.,

                 CONTINENTAL COMMUNICATIONS GROUP, INC. D/B/A

                      CUSTOMER COMMUNICATIONS GROUP, INC.

                                      and

                                 JOHN R. KLUG



                          DATED AS OF MARCH 27, 1998

                           ASSET PURCHASE AGREEMENT
                           ------------------------

     THIS ASSET PURCHASE AGREEMENT is entered into this 27th day of March, 1998, by and between CONTINENTAL COMMUNICATIONS GROUP, INC. d/b/a CUSTOMER COMMUNICATIONS GROUP, INC., a Delaware corporation ("Seller"), IXL-DENVER, INC., a Delaware corporation ("Buyer"), IXL HOLDINGS, INC., a Delaware corporation ("IXL"), and John R. Klug (the "Stockholder").


                                R E C I T A L S:
                                - - - - - - - -

     A. Seller is engaged in the business of interactive media development including web page design (the "Online Business") and also operates a marketing agency (the "Marketing Agency").

     B. The Stockholder owns 100% of the issued and outstanding capital stock of Seller.

     C. Seller is willing to sell to Buyer and Buyer is willing to purchase from Seller, substantially all of the assets, business, properties and rights of Seller related to the conduct of the Online Business on the terms and subject to the conditions set forth herein.

     D.  Buyer is a wholly owned subsidiary of IXL.

     NOW, THEREFORE, in consideration of the mutual covenants, benefits, conditions and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, it is hereby agreed as follows:


                                   ARTICLE I

                               PURCHASE AND SALE
                               -----------------

     1.1 PURCHASE AND SALE. Contemporaneously with the execution and delivery of this Agreement, and upon the terms and conditions hereof, Seller shall sell and deliver to Buyer, and Buyer shall purchase, all of Seller's right, title and interest in and to the Online Equipment (as defined in Section 2.11 hereof), the Online Intellectual Property (as defined in Section 2.12(a) hereof), the Online Software (as defined in Section 2.12(b) hereof), the Online Leases (as defined in Section 2.14 hereof), the Online Contracts (as defined in Section 2.15 hereof), the Online Permits (as defined in Section 2.21 hereof), the Online Accounts Receivable (as defined in Section 2.25 hereof), all moneys of Seller relating to the Online Business, whether in the form of cash, cash equivalents, marketable securities, short term investments or deposits in bank or other financial institution accounts of any kind (the "Online Cash"), and all other assets, tangible and intangible, used or useable in the operation of the Online Business and as described in Schedule 1.1 hereto (the "Online Miscellaneous
                             ------------
Assets"). The Online Equipment, the Online Intellectual Property, the Online Software, the Online Leases, the Online Contracts, the Online Permits, the Online Accounts

Receivable, the Online Cash and the Online Miscellaneous Assets are collectively referred to herein as the "Purchased Assets." Seller shall not transfer, convey or assign to Buyer, but shall retain, all of its right, title and interest in and to any assets not otherwise defined herein as Purchased Assets (the "Retained Assets").

     1.2 THE CLOSING. The closing of the aforementioned purchase and sale (the "Closing") shall take place at the offices of Minkin & Snyder, A Professional Corporation, One Buckhead Plaza, 3060 Peachtree Road, Suite 1100, Atlanta, Georgia 30305, or at such other place as the parties may mutually agree. The date upon which the Closing occurs is hereinafter referred to as the "Closing Date."

     1.3 PURCHASE CONSIDERATION. As consideration for the purchase of the Purchased Assets, Buyer shall issue to Seller that number of shares of validly issued, fully paid and nonassessable Class B Common Stock of IXL, $.01 par value (the "IXL Shares") based on the following equation (the "Purchase
Consideration"):


               (280,000 - O)  +    (C+AR+PP+WIP+F)  -  (AP+DR)
                                   ---------------------------
                                               $5.00
where:


      C          =              The amount of Online Cash as of the Closing Date

      AR         =              Amount of the Online Accounts Receivable (as defined herein) as of the Closing Date, net of any allowance for doubtful accounts

      PP         =              The amount of prepaid expenses of Seller related to the Online Business as of the Closing Date

      WIP        =              The amount of work in progress related to the Online Business as of the Closing Date

      AP         =              The amount of Online Accounts Payable (as defined in Section 2.26 hereof) as of the Closing Date

      DR         =              The amount of deferred revenues of Seller related to the Online Business as of the Closing Date

      F          =              The amount of Online Equipment, and the amount of furniture and fixtures related to the Online
                                Business at their net book value as of the Closing Date

      O          =              The number of options to be issued pursuant to Section 4.4 hereof

Notwithstanding the foregoing, the number of IXL Shares to be issued pursuant to this Section 1.3 may never be greater than 280,000 less the options to be issued pursuant to Section 4.4 hereof.

  1.4 ASSUMPTION OF LIABILITIES. In addition to the issuance of the IXL Shares, as additional consideration for the purchase of the Purchased Assets, Buyer shall assume: (a) the liabilities of Seller listed on Schedule 1.4 hereto;
                                                            ------------
(b) the Online Accounts Payable (as herein defined) listed on Schedule 1.4
                                                              ------------
hereto; (c) the deferred revenues of Seller attributable to the Online Business and listed on Schedule 1.4 hereto; and (d) the obligations of Seller under the
              ------------
Online Contracts and the Online Leases, in each case arising from and accruing with respect to the operation of the Online Business after the Closing Date (the "Assumed Liabilities"). Seller shall be responsible for all the obligations and liabilities of Seller whether now existing or previously or hereafter incurred other than the Assumed Liabilities, including but not be limited to (a) all taxes that result from or have accrued in connection with the operation of the Online Business or the Marketing Agency prior to the Closing Date; (b) liabilities and obligations arising under Online Contracts and Online Leases transferred to Buyer in accordance with this Agreement to the extent such liabilities and obligations arise during or relate to or have accrued in connection with any period prior to the Closing Date except to the extent any such liabilities are included as Online Accounts Payable; (c) all liabilities and obligations accruing with respect to the operation of the Online Business prior to the Closing Date except to the extent any such liabilities are included as Online Accounts Payable; (d) all liabilities incurred prior to the Closing Date and related to the Online Benefit Plans (as defined in Section 2.18(a) hereof); and (e) all liabilities and obligations of Seller under this Agreement and any other agreement entered into in connection herewith (collectively, the "Retained Liabilities").

  1.5 ALLOCATION OF PURCHASE CONSIDERATION. The Purchase Consideration will be allocated among the items of Online Equipment in accordance with their respective net book values, as reflected on the most recent Seller Financial Statement (as defined in Section 2.6 hereof). The remainder of the Purchase Consideration will be allocated to goodwill and other intangible assets. Each of the parties hereto agrees to report the federal, state and local income and other tax consequences of the transactions contemplated by this Agreement in a manner consistent with such allocation.

  1.6 OTHER DELIVERIES. In addition to the foregoing, at the Closing, each of Buyer, IXL, and Seller shall make the deliveries described in Article V hereof.


                                   ARTICLE II

                    REPRESENTATIONS AND WARRANTIES OF SELLER
                    ----------------------------------------

  Seller and the Stockholder, jointly and severally, represent and warrant to Buyer, which representations and warranties shall survive the Closing in accordance with Section 7.1 of this Agreement, as follows:

  2.1 ORGANIZATION AND QUALIFICATION. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Seller has the requisite power and authority to carry on the Online Business as it is now being conducted and is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities makes such qualification necessary. Complete and correct copies of the Certificate of Incorporation, and the Bylaws of the Seller, as in effect on the date hereof, are attached as Schedule 2.1 hereto.
                ------------

  2.2 AUTHORITY. Seller has the necessary power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by Seller have been duly and validly authorized and approved by the Stockholder and no other proceedings on the part of Seller or the Stockholder are necessary to authorize or approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by Seller and Stockholder, and assuming the due authorization, execution and delivery by Buyer and IXL, constitutes the valid and binding obligation of Seller and Stockholder, enforceable against Seller and Stockholder in accordance with its terms subject, in each case, to bankruptcy, insolvency, reorganization, moratorium and similar laws of general application relating to or affecting creditors' rights and to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing.

2.3 CAPITALIZATION OF SELLER. Stockholder owns 100% of the issued and outstanding capital stock of Seller.

  2.4 SUBSIDIARIES. Seller has no subsidiaries and does not otherwise own or control, directly or indirectly, any equity interest in, or any security convertible into an equity interest in, any corporation, partnership, limited liability company, joint venture, association or other business entity (any of the foregoing, an "Entity").

  2.5  NO CONFLICTS, REQUIRED FILINGS AND CONSENTS.  Except as set forth on

Schedule 2.5 hereto, none of the execution and delivery of this Agreement by
------------
Seller or Stockholder, the consummation by Seller and the Stockholder of the transactions contemplated hereby or compliance by Seller with any of the provisions hereof will:

       (a)  conflict with or violate the Certificate of Incorporation or;

       (b) result in a violation of any statute, ordinance, rule, regulation, order, judgment or decree applicable to Seller, Stockholder or the Purchased
     Assets;

       (c) result in a violation or breach of, or constitute a default (or an event that, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any note, bond, mortgage, indenture, contract, agreement, arrangement, lease, license, permit, judgment, decree, franchise or other instrument or obligation to which Seller is a party or by which the Purchased Assets may be bound or affected;

       (d) result in the creation of any lien, charge, security interest, pledge, option, right of first refusal, voting proxies or other voting agreement or encumbrance of any kind or nature (any of the foregoing, a "Lien") on any of the Purchased Assets; or

       (e) require any consent, waiver, license, approval, authorization, order, permit, registration or filing with, or notification to (any of the foregoing being a "Consent"), of (i) any government or subdivision thereof, whether domestic, foreign or multinational, or any administrative, governmental, or regulatory authority, agency, commission, court, tribunal or body, whether domestic, foreign or multinational (a "Governmental Entity"); or (ii) any other individual, corporation, trust, partnership, limited liability company or other entity (collectively, a "Person").

  2.6 FINANCIAL STATEMENTS. Seller has heretofore furnished Buyer with a true and complete copy of (a) the audited financial statements of Seller for the years ended December 31, 1994, 1995 and 1996; and (b) the unaudited financial statements of Seller for the year ended December 31, 1997, and for the period ending March 31, 1998 (all of the foregoing collectively herein referred to as the "Seller Financial Statements"). The Seller Financial Statements have been prepared in accordance with generally accepted accounting principles ("GAAP") (except for the absence of footnotes and normal year-end adjustments in the case of the Seller Financial Statements for the year ended December 31, 1997, and for the period ending March 31, 1998, which were prepared by Seller's management and have not been audited) consistently followed throughout the periods indicated and present fairly, in all material respects, the financial position and operating results of Seller as of the dates, and during the periods, indicated therein.

  2.7  ABSENCE OF CHANGES.  Except as provided in Schedule 2.7 hereto, since
                                                  ------------
December 31, 1997, (a) Seller has not entered into any transaction that was not in the ordinary course of business; (b) there has been no material damage, destruction or loss of any of the Purchased Assets (whether or not covered by insurance); (c) there has been no distribution to the Stockholder in respect of his stock interest, whether in cash or property, and no purchase or redemption of the stock interest of any stockholder of Seller; (d) Seller has not failed to satisfy any of its debts, obligations or liabilities related to the Online Business or the Purchased Assets as the same become due and owing; (e) there have been no capital expenditures in excess of $10,000 for any single item, or $25,000 in the aggregate; (f) Seller has not ceased to transact business with any customer that, as of the date of such cessation, represented more than 5% of the annual gross revenues of Seller; (g) there has been no termination or resignation of any key employee or officer of Seller, and to the knowledge of Seller and the Stockholder, no such termination or resignation is threatened;
(h) there has been no change in accounting methods or practices of Seller, or revaluation of any of the Purchased Assets (other than Online Accounts Receivable (as defined in Section 2.25 hereof) written down in the ordinary course of business that are not in excess of $10,000 for any single Online Account Receivable and $25,000 in the aggregate); (i) there has been no amendment or termination of any material oral or written contract, agreement or license related to the Online Business, to which Seller is a party or by which it is bound, except in the ordinary course of business, or except as expressly contemplated by this Agreement; (j) there has been no agreement or commitment to do any of the foregoing; and (k) there has been no other event or condition pertaining to and affecting the Purchased Assets or the ability of Seller to consummate the transactions contemplated by this Agreement.

  2.8  UNDISCLOSED LIABILITIES.  Except as set forth on Schedule 2.8 hereto,
                                                        ------------
Seller has no debt, liability or obligation of any kind, whether accrued, absolute or otherwise, including, without limitation, any liability or obligation on account of taxes or any governmental charges or penalty, interest or fines, except (a) liabilities incurred in the ordinary course of business after December 31,

1997 that would not, whether individually or in the aggregate, have a material adverse impact on the business or financial condition of Seller; (b) liabilities reflected on the Seller Financial Statements; and (c) liabilities incurred as a result of the transactions contemplated by this Agreement.

  2.9   PURCHASED ASSETS.  Except as set forth on Schedule 2.9 and except for
                                                  ------------
the Retained Assets, the Purchased Assets include all of the assets, properties and rights of every type and description, real, personal and mixed, tangible and intangible, that are necessary for, or used in, the conduct of the Online Business as conducted by Seller.

  2.10  TITLE TO PROPERTIES  .  Except as set forth on Schedule 2.10 hereto,
                                                       -------------
Seller has good and marketable title to all of the Purchased Assets (other than leasehold interests), and good and valid title to all leasehold interests included as part of the Purchased Assets, in each case, free and clear of any and all Liens other than Permitted Liens (as defined in Section 7.10 hereof).

  2.11 EQUIPMENT. Seller has heretofore furnished IXL with a true and correct list of all items of tangible personal property (including, without limitation, computer hardware) necessary for or used in the operation of the Online Business in the manner in which it has been and is now operated by Seller (the "Online Equipment"), all of which is included as part of the Purchased Assets, except for personal property having a net book value of less than $1,000, and except for the Retained Assets. Each item of Online Equipment included in the Purchased Assets is in good condition and repair, ordinary wear and tear excepted.

  2.12  INTELLECTUAL PROPERTY.

          (a)  Seller has heretofore furnished IXL with a true and complete list of all proprietary technology, patents, patent rights, trademarks, trademark rights, trade names, trade name rights, service marks, service mark rights, and copyrights used or required to be used by Seller in the operation of the Online Business (together with trade secrets and know how used in the conduct of the Business, the "Online Intellectual Property"), all of which is included as part of the Purchased Assets, except for any Online Intellectual Property which is not material to the Online Business. Except as set forth on
Schedule 2.12, Seller owns, or is validly licensed or otherwise has the right to
-------------
use or exploit, all of the Intellectual Property, free of any obligation to make any payment (whether of a royalty, license fee, compensation or otherwise). No claims are pending or, to the knowledge of Seller, threatened, that Seller is infringing or otherwise adversely affecting the rights of any Person with regard to any of the Intellectual Property. Seller has used its reasonable best efforts to protect its rights in the Online Intellectual Property and, to the knowledge of Seller, no Person is infringing the rights of Seller with respect to any Online Intellectual Property. No intangible property is required for the conduct of the Online Business other than the Online Intellectual Property. To the knowledge of Seller, use of the name "Customer Communications Group, Inc." does not infringe upon the rights of any Person.

          (b) Seller has heretofore furnished IXL with a true and complete list of all computer software used or required to be used by Seller in the conduct of the Online Business (the "Online Software"), all of which is included as part of the Purchased Assets, except for Online Software which is not material to the Online Business and except for Computer Software which is part of the Retained Assets. Except as set forth on Schedule 2.12 hereto, Seller
                                                    -------------
currently licenses, or otherwise has the legal right to use, all of the Online Software (including any upgrades, alterations or enhancements with respect thereto), and all of the Online Software is being used in compliance with any applicable licenses or other agreements.

  2.13  REAL PROPERTY.  Seller owns no real property.

  2.14  LEASES.  Schedule 2.14 hereto sets forth a list of all leases pursuant
                 -------------
to which Seller leases, as lessor or lessee, personal property used in operating the Online Business or otherwise (the "Online Leases"), all of which are included as part of the Purchased Assets. Copies of the Online Leases, which have previously been provided to IXL, are true and complete copies thereof. All of the Online Leases are valid, binding and enforceable in accordance with their respective terms, and there is not under any such Online Lease any existing default by Seller, or, to the knowledge of Seller by any other party thereto, or any condition or event of that, with notice or lapse of time or both, would constitute a default. Seller has not received notice that the lessor of any of the Online Leases intends to cancel, suspend or terminate the Online Leases or to exercise or not exercise any options under any of the Online Leases. Except as set forth on Schedule 2.14, all of the Online Leases are assignable to Buyer
                -------------
without the consent or approval of any other person in connection with the transactions contemplated by this Agreement.

  2.15  CONTRACTS.  Schedule 2.15 hereto sets forth a true and complete list of
                    -------------
all contracts, agreements and commitments (whether written or oral) to which Seller is, directly or indirectly, a party (in its own name or as a successor in interest), or by which it or the Purchased Assets are otherwise bound, including, without limitation, any service agreements, customer agreements, supplier agreements, agreements to lend or borrow money, shareholder agreements, employment agreements, agreements relating to the Online Intellectual Property and the like (collectively, the "Online Contracts"), all of which are included as part of the Purchased Assets, except only those Online Contracts which involve less than $10,000 and are cancelable, without penalty, on no more than 90 days notice. Seller represents and warrants that the aggregate value of all payment obligations and rights to receive payments, under agreements, contracts and commitments (whether oral or in writing) to which Seller is a party and which relate to the Online Business or by which Seller is otherwise bound, and that are not listed on Schedule 2.15, is less than $50,000 (calculating such
                       -------------
value by adding together the value of rights and obligations, and not by determining the net amount thereof).

  True and complete copies of each Online Contract required to be listed on
Schedule 2.15 (or a true and complete narrative description of any oral Online
-------------
Contract) have previously been provided to IXL. Neither Seller nor, to the knowledge of Seller, any other party to any of the Online Contracts, (x) is in default under (nor does there exist any condition that, with notice or lapse of time or both, would cause such a default under) any of the Online Contracts, or
(y) has waived any right it may have under any of the Online Contracts, the waiver of which would have a material adverse effect on the business, assets or financial condition of Seller. All of the Online Contracts constitute the valid and binding obligation of Seller, enforceable in accordance with their respective terms, and, to the knowledge of Seller and the other parties thereto. Except as set forth on Schedule 2.15 all of the Online Contracts are assignable
                       -------------
to Buyer without the consent or approval of any other Person in connection with the transactions contemplated by this Agreement.

  2.16  PAYROLL INFORMATION.  Schedule 2.16 hereto sets forth a true and
                              -------------
complete payroll report of Seller dated as of March 31, 1998, showing all current employees of Seller and their current levels of compensation, other than bonuses and other extraordinary compensation. Seller has paid all compensation required to be paid to employees of Seller on or prior to the date hereof other than compensation accrued in the current pay period.

  2.17  LITIGATION.  Except as set forth on Schedule 2.17 hereto, there is no
                                            -------------
suit, action, claim, investigation or proceeding pending or, to the knowledge of Seller, threatened against or affecting Seller or the Purchased Assets, nor is there any judgment, decree, injunction or order of any applicable Governmental Entity or arbitrator outstanding against Seller.

  2.18  EMPLOYEE BENEFIT PLANS/LABOR RELATIONS.

        (a)  Except as disclosed in Schedule 2.18 hereto, there are no employee
                                    -------------
benefit plans, agreements or arrangements maintained by Seller, including, without limitation, (i) "employee benefit plans," within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"); (ii) affirmative action plans; (iii) current or deferred compensation, pension, profit sharing, vacation or severance plans or programs; or (iv) medical, hospital, accident, disability or death benefit plans (collectively, "Online Benefit Plans"). All Online Benefit Plans are administered in accordance with, and are in compliance with, all applicable laws and regulations. No default exists with respect to the obligations of Seller under any Online Benefit Plans.

        (b) Seller is not a party to any collective bargaining agreement, no such agreement determines the terms and conditions of employment of any employee of Seller, no collective bargaining agent has been certified as a representative of any of the employees of Seller, no representation campaign or election is now in progress with respect to any employee of Seller and there are no labor disputes, grievances, controversies, strikes or requests for union representation pending, or, to the knowledge of Seller, threatened, relating to or affecting the Online Business. To the knowledge of Seller, no event has occurred that could give rise to any such dispute, controversy, strike or request for representation.

  2.19  ERISA.

        (a) All Online Benefit Plans that are subject to ERISA have been administered in accordance with, and are in material compliance with, the applicable provisions of ERISA. Each of the Online Benefit Plans that is intended to meet the requirements of Section 401(a) of the Internal Revenue Code of 1986, as amended (the "Code"), is the subject of a favorable determination or notification letter issued by the Internal Revenue Service. No Online Benefit Plan is subject to Title IV of ERISA or Section 412 of the Code. Seller has not engaged in any non-exempt "prohibited transactions," as such term is defined in
Section 4975 of the Code or Section 406 of ERISA, involving Online Benefit Plans that would subject Seller to the penalty or tax imposed under Section 502(i) of ERISA or Section 4975 of the Code. Seller has not engaged in any transaction described in Section 4069 of ERISA within the last five years. Except as disclosed in Schedule 2.19 hereto, neither the execution and delivery of this
             -------------
Agreement nor the
consummation of the transactions contemplated hereby will (i) result in any payment (including, without limitation, severance, unemployment compensation or golden parachute) becoming due to any director or other employee of Seller, (ii) increase any benefits otherwise payable under any Online Benefit Plan or (iii) result in the acceleration of the time of payment or vesting of any such benefits to any extent.

        (b) No notice of a "reportable event," within the meaning of Section 4043 of ERISA for which the 30-day reporting requirement has not been waived, has been required to be filed for any Online Benefit Plan that is an "employee pension benefit plan" within the meaning of Section 3(2) of ERISA and that is intended to meet the requirements of Section 401(a) of the Code (a "Pension Plan"), or by any entity that is considered one employer with Seller under
Section 4001 of ERISA or Section 414 of the Code (an "ERISA Affiliate"), within the 12-month period ending on the date hereof. Seller has not incurred any liability to the Pension Benefit Guaranty Corporation in respect of any Online Benefit Plan that remains unpaid.

  2.20 TAXES. Seller has duly and timely filed all federal, state and local income, franchise, excise, real and personal property and other tax returns and reports, including extensions, required to have been filed by Seller on or prior to the date hereof. Seller has duly and timely paid all taxes and other governmental charges, and all interest and penalties with respect thereto, required to be paid by Seller (whether by way of withholding or otherwise) to any federal, state, local or other taxing authority (except to the extent the same are being contested in good faith, and adequate reserves therefor have been provided in the applicable Seller Financial Statement). As of the date hereof, all deficiencies proposed as a result of any audits have been paid or settled. There are, and after the date of this Agreement will be, no tax deficiencies (including penalties and interest) of any kind assessed against or relating to Seller with respect to any taxable periods ending on or before, or including, the Closing Date of a character or nature that would result in Liens or claims on any of the Purchased Assets or on Buyer's title or use of the Purchased Assets or that would result in any claim against Buyer.

  2.21 COMPLIANCE WITH APPLICABLE LAWS. Seller holds all permits, licenses, variances, exemptions, orders and approvals of all Governmental Entities necessary to own, lease or operate all of the Purchased Assets, as appropriate, and to carry on the Online Business as now conducted (the "Online Permits"), except for such permits which are not material to the Online Business. To the knowledge of Seller, Seller is in material compliance with all applicable laws, ordinances and regulations and the terms of the Online Permits, and all such Online Permits are assignable to Buyer in connection with the transactions contemplated by this Agreement. Schedule 2.21 hereto sets forth a list of the
                                 -------------
Online Permits, a true and correct copy of each of which has been provided to IXL.

  2.22  BROKERS.  Except as set forth on Schedule 2.22 hereto, no broker or
                                         -------------
finder is entitled to any broker's or finder's fee or other commission in connection with the transactions contemplated by this Agreement as a result of arrangements made by or on behalf of Seller.

  2.23  ENVIRONMENTAL MATTERS.

        (a)  Except as set forth on Schedule 2.23 hereto, to the knowledge of
                                    -------------
 Seller,
no real property currently or formerly owned or operated by Seller is contaminated with any Hazardous Substances (as hereinafter defined);

        (b) Seller is not a party to any litigation or administrative proceeding nor, to the knowledge of Seller, is any litigation or administrative proceeding threatened against it, that, in either case, asserts or alleges that Seller (i) violated any Environmental Laws (as hereinafter defined); (ii) is required to clean up, remove or take remedial or other response action due to the disposal, deposit, discharge, leak or other release of any Hazardous Substances; or (iii) is required to pay all or a portion of the cost of any past, present or future cleanup, removal or remedial or other action that arises out of or is related to the disposal, deposit, discharge, leak or other release of any Hazardous Substances.

        (c) To the knowledge of Seller, there are not now nor have there previously been tanks or other facilities on, under, or at any real property owned, leased, used or occupied by Seller containing materials that, if known to be present in soils or ground water, would require cleanup, removal or other remedial action under Environmental Laws.

        (d) To the knowledge of Seller, Seller is not subject to any judgment, order or citation related to or arising out of any Environmental Laws and has not been named or listed as a potentially responsible party by any Governmental Entity in a matter related to or arising out of any Environmental Laws.

        (e) For purposes of this Agreement, (i) the term "Environmental Law" means any federal, state or local law (including statutes, regulations, ordinances, codes, rules, judicial opinions and other governmental restrictions and requirements), relating to the discharge of air pollutants, water pollutants, noise, odors or process waste water, or otherwise relating to the environment or hazardous or toxic substances; and (ii) the term "Hazardous Substance" means any toxic or hazardous substance that is regulated by or under authority of any Environmental Law, including, without limitation, any petroleum products, asbestos or polychlorinated biphenyls.

  2.24  INTEREST IN CUSTOMERS, SUPPLIERS AND COMPETITORS.  Except as provided in
Schedule 2.24 hereto, no officer, director, shareholder or employee of Seller
-------------
and no family member of any of the foregoing (including a spouse, parent, sibling or lineal descendent of any of the foregoing), has any direct or indirect material interest in any material customer, supplier or competitor of Seller, or in any Person from whom or to whom Seller leases any real or personal property, or in any other Person with whom Seller is doing business whether directly or indirectly (including, without limitation, as a debtor or creditor), whether in existence as of the date hereof or proposed, other than the ownership of stock of publicly traded outstanding stock of such corporation.

  2.25 ACCOUNTS RECEIVABLE. All accounts, notes, contracts and other receivables of Seller related to the Online Business and included in the Purchased Assets (collectively, "Online Accounts Receivable") were acquired by Seller in the ordinary course of business arising from bona fide transactions completed in accordance with the terms and provisions contained in any documents related thereto. To the knowledge of Seller, there are no set-offs, counterclaims or disputes asserted with respect to any Online Accounts Receivable that would result in claims in excess of the reserve for bad debts set forth on the Seller Financial Statements and, subject to such reserve, all Online Accounts Receivable are collectible in full. Seller has previously provided IXL true and complete aging reports prepared as of March 31, 1998 which shows the time elapsed since invoice date for all Online Accounts Receivable as of such date.

  2.26 ACCOUNTS PAYABLE. All accounts, notes, contracts and other amounts payable by Seller related to the Online Business and included in the Assumed Liabilities (collectively, "Online Accounts Payable") are currently within their respective terms, and are neither in default nor otherwise past due by more than 90 days. Seller has previously provided IXL with a true and complete aging report as of March 31, 1998, and which shows the time elapsed since invoice date for all Online Accounts Payable as of such date.

  2.27 INSURANCE. Seller currently maintains, in full force and effect, all insurance policies that are required to be maintained for the conduct of the Online Business or the ownership of Seller's property (both real and personal) (collectively, the "Online Insurance Policies"). All of the Online Insurance Policies are listed on Schedule 2.27 hereto, and true and compete copies of all
                       -------------
Online Insurance Policies have previously been provided to Buyer. Seller (i) is not in default regarding the provisions of any Online Insurance Policy; (ii) has paid all premiums due thereunder; and (iii) has not failed to present any notice or present any material claim thereunder in a due and timely fashion.

  2.28 BANKRUPTCY. Neither Seller, Stockholder, nor any entities affiliated, related or controlled by any of such parties, has filed a petition or request for reorganization or protection or relief under the bankruptcy laws of the United States or any state or territory thereof, made any general assignment for the benefit of creditors, or consented to the appointment of a receiver or trustee, including a custodian under the United States bankruptcy laws, whether such receiver or trustee is appointed in a voluntary or involuntary proceeding.

  2.29  SELLER DEBT.  Intentionally omitted.

  2.30 INVESTMENT PURPOSE. Seller represents that it is acquiring the IXL Shares solely for its own account for investment and not with a view to, or for sale in connection with, any distribution thereof. Seller agrees that it will not, directly or indirectly, offer, transfer, sell, pledge, hypothecate or otherwise dispose of any IXL Shares (or solicit any offers to buy, purchase or other acquire or take a pledge of any such shares) except in compliance with the Securities Act of 1933, as amended (the "Securities Act"), and the rules and regulations thereunder, other applicable laws, rules and regulations, and IXL's Second Amended and Restated Stockholders' Agreement (the "Stockholders' Agreement").

  2.31 RESTRICTIONS ON TRANSFER. Seller acknowledges that (a) the IXL Shares received by it hereunder have not been registered under the Securities Act; (b) the IXL Shares may be required to be held indefinitely, and Seller must continue to bear the economic risk of the investment in such shares unless such shares are subsequently registered under the Securities Act or an exemption from such registration is available; (c) there may not be any public market for the IXL Shares in the foreseeable future; (d) Rule 144 promulgated under the Securities Act is not presently available with respect to sales of any securities of IXL, and such Rule is not anticipated to be available in the foreseeable future; (e) when and if IXL Shares may be disposed of without registration in reliance upon Rule 144, such disposition can be made only in limited amounts and in accordance with the terms and conditions of such Rule; (f) if the exemption afforded by Rule 144 is not available, public sale without registration will require the availability of an exemption under the Securities Act; (g) the IXL Shares are subject to the terms and conditions of the Stockholders' Agreement; (h) restrictive legends shall be placed on the certificates representing the IXL Shares; and (i) a notation shall be made in the appropriate records of IXL indicating that the IXL Shares are subject to restrictions on transfer and, if IXL should in the future engage the services of a stock transfer agent, appropriate stop-transfer instructions will be issued to such transfer agent with respect to IXL stock.

  2.32 ABILITY TO BEAR RISK; ACCESS TO INFORMATION; SOPHISTICATION. Seller represents and warrants that (a) its financial situation is such that it can afford to bear the economic risk of holding the IXL Shares acquired by it hereunder for an indefinite period; (b) it can afford to suffer the complete loss of such IXL Shares; (c) it has been granted the opportunity to ask questions of, and receive answers from, representatives of Buyer and IXL concerning the terms and conditions of the IXL Shares and to obtain any additional information that it deems necessary; (d) its knowledge and experience in financial business matters are such that it is capable of evaluating the merits and risk of ownership of the IXL Shares; (e) it has carefully reviewed the terms of the Stockholders' Agreement and has evaluated the restrictions and obligations contained therein; (f) it (i) has reviewed the Private Placement Memorandum of IXL dated March 19, 1998 (the "Memorandum"), (ii) has carefully examined the Memorandum and has had an opportunity to ask questions of, and receive answers from, representatives of IXL and to obtain additional information concerning IXL and its Subsidiaries (as hereinafter defined), and
(iii) does not require additional information regarding IXL or its Subsidiaries in connection with the any of transactions contemplated hereby; and (g) it was not organized for the purpose of acquiring the IXL Shares.

  2.33 DISCLOSURE. No statement of fact by Seller contained in this Agreement and no written statement of fact furnished or to be furnished by Seller to Buyer pursuant to or in connection with this Agreement contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make the statements herein or therein contained not misleading.


                                  ARTICLE III

                REPRESENTATIONS AND WARRANTIES OF IXL AND BUYER
                -----------------------------------------------

  Each of IXL and Buyer jointly and severally represents and warrants to Seller which representations and warranties shall survive the Closing in accordance with Section 7.1 of this Agreement, as follows:

  3.1 ORGANIZATION AND QUALIFICATION. Each of IXL and its Subsidiaries (as defined in Section 7.10 hereof) is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation. Each of IXL and its Subsidiaries has the requisite corporate power and authority to carry on its business as it is now being conducted and is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities makes such qualification necessary. Complete and correct copies of the Certificates of Incorporation and Bylaws of IXL and Buyer as in effect on the date hereof are attached as Schedule
                                                                        --------
3.1 hereto.
---

     3.2 AUTHORITY. Each of IXL and Buyer has the necessary corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by each of IXL and Buyer have been duly and validly authorized and approved by their respective Board of Directors and shareholders, and no other corporate or shareholder proceedings on the part of either IXL or Buyer, or their respective boards of directors or shareholders, are necessary to authorize or approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by each of IXL and Buyer, and assuming the due authorization, execution and delivery by Seller and the Stockholder, constitutes the valid and binding obligation of each of IXL and Buyer, enforceable against each of IXL and Buyer in accordance with its terms, subject, in each case, to bankruptcy, insolvency, reorganization, moratorium and similar laws of general application relating to or affecting creditors' rights and to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing.

     3.3  NO CONFLICTS, REQUIRED FILINGS AND CONSENTS.  Except as set forth on
Schedule 3.3 hereto, none of the execution and delivery of this Agreement by IXL
------------
or Buyer, the consummation by IXL and Buyer of the transactions contemplated hereby or compliance by IXL and Buyer with any of the provisions hereof will:

          (a) conflict with or violate the Certificate of Incorporation or Bylaws of IXL or Buyer, or the organizational documents of any other Subsidiaries;

          (b) result in a violation of any statute, ordinance, rule, regulation, order, judgment or decree applicable to IXL or its Subsidiaries, or by which IXL, any of its Subsidiaries, or their respective properties or assets may be bound or affected;

          (c) result in a violation or breach of, or constitute a default (or an event that, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any note, bond, mortgage, indenture, or any material contract, agreement, arrangement, lease, license, permit, judgment, decree, franchise or other instrument or obligation to which IXL or any of its Subsidiaries is a party or by which IXL, any of its Subsidiaries or their respective properties may be bound or affected;

          (d) result in the creation of any Lien on any of the property or assets of IXL or any of its Subsidiaries; or

          (e) require any Consent of (i) any Governmental Entity (except for compliance with any applicable requirements of any applicable securities laws), or (ii) any other Person.

     3.4  LITIGATION.  Except as set forth on Schedule 3.4 hereto, there is no
                                              ------------
suit, action, claim, investigation or proceeding pending or, to the knowledge of IXL, threatened against or affecting IXL or its Subsidiaries, nor is there any judgment, decree, injunction or order of any applicable Governmental Entity or arbitrator outstanding against IXL or its Subsidiaries that, either individually or in the aggregate, would have a material adverse effect on the assets, business or financial condition of IXL and its Subsidiaries, taken as a whole.

     3.5  BROKERS.  Except as disclosed on Schedule 3.5 hereto, no broker or
                                           ------------
finder is entitled to any broker's or finder's fee or other commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of IXL or Buyer.

     3.6  IXL STOCK.

          (a) As of the date hereof, the authorized capital stock of IXL consists of (i) (A) 50,000,000 shares of Class A Common Stock, $.01 par value, of which no shares are validly issued and outstanding, and (B) 100,000,000 shares of Class B Common Stock, $.01 par value, of which 8,787,626 shares are validly issued and outstanding (taking into account the stock split described in
Section 7.9 hereof, but without taking into account any shares of IXL Stock to be issued pursuant to this Agreement), fully paid and nonassessable; (ii) 750,000 shares of blank check preferred stock, (A) 250,000 of which have been designated as Class A Convertible Preferred stock, of which 172,452 shares are validly issued and outstanding, fully paid and nonassessable, (B) 200,000 of which have been designated as Class B Convertible Preferred stock, of which 98,767 shares are validly issued and outstanding, fully paid and nonassessable, and (C) 15,000 of which have been designated as Class C Convertible Preferred stock, of which 9,232 shares are validly issued and outstanding, fully paid and nonassessable. Except as set forth on Schedule 3.6 hereto, there are no options,
                                      ------------
warrants, calls, agreements, commitments or other rights presently outstanding that would obligate IXL to issue, deliver or sell shares of its capital stock, or to grant, extend or enter into any such option, warrant, call, agreement, commitment or other right. In addition to the foregoing, as of the date hereof, IXL has no bonds, debentures, notes or other indebtedness issued or outstanding that have voting rights (or which are convertible into or exercisable for securities having the right to vote) in IXL.

          (b) When delivered to the Seller in accordance with the terms hereof, the IXL Shares will be (i) duly authorized, validly issued, fully paid and nonassessable, and (ii) free and clear of all Liens other than restrictions imposed by the Stockholders' Agreement and by federal and state securities laws.

     3.7  SUBSIDIARIES.  Except as set forth on Schedule 3.7 hereto, IXL has no
                                                ------------
subsidiaries and does not otherwise own or control, directly or indirectly, any equity interest in, or any security convertible into an equity interest in, any Entity. Schedule 3.7 hereto lists the name of each of the Subsidiaries of IXL,
         ------------
and indicates their respective jurisdictions of incorporation, and the percentage of the Subsidiary owned where the Subsidiary is not wholly-owned.

     3.8 FINANCIAL STATEMENTS. IXL has heretofore furnished Seller with a true and complete copy of (a) the audited financial statements of IXL Interactive Excellence, Inc. (n/k/a iXL,

Inc.) for the years ended December 31, 1993, 1994 and 1995, and for the four-month period ending April 30, 1996; (b) audited combined financial statements for Creative Video, Inc. (n/k/a iXL, Inc.), Creative Video Library, Inc. and Entrepreneur Television, Inc. for the years ended December 31, 1993, 1994 and 1995, and for the four-month period ending April 30, 1996; (c) the audited consolidated financial statements for IXL and its Subsidiaries for the eight months ended December 31, 1996; and (iv) the unaudited consolidated financial statements for IXL and its Subsidiaries, dated December 31, 1997 (collectively, the "IXL Financial Statements"). The IXL Financial Statements present fairly in all material respects the consolidated financial position, results of operations, shareholders' equity and cash flows of IXL at the respective dates or for the respective periods to which they apply. Except as disclosed therein, such statements and related notes have been prepared each in accordance with GAAP consistently applied throughout the periods involved (except, in the case of the unaudited financial statements, for the exclusion of footnotes and normal year end adjustments).

     3.9   UNDISCLOSED LIABILITIES.  Except as set forth on Schedule 3.9 hereto,
                                                            ------------
neither IXL nor any of its Subsidiaries has any debt, liability or obligation of any kind, whether accrued, absolute or otherwise, including, without limitation, any liability or obligation on account of taxes or any governmental charges or penalty, interest or fines, except (a) liabilities incurred in the ordinary course of business after December 31, 1997 that would not, whether individually or in the aggregate, have a material adverse impact on the business or financial condition of the IXL and its Subsidiaries, taken as a whole; (b) liabilities reflected on the IXL Financial Statements; and (c) liabilities incurred as a result of the transactions contemplated by this Agreement.

     3.10 COMPLIANCE WITH APPLICABLE LAWS. IXL or its Subsidiaries holds all material permits, licenses, variances, exemptions, orders and approvals of all Governmental Entities necessary to own, lease or operate all of the assets and properties of IXL and its Subsidiaries, as appropriate, and to carry on IXL's business as now conducted (the "IXL Permits"). To the knowledge of IXL, IXL and its Subsidiaries are in material compliance with all applicable laws, ordinances and regulations and the terms of the IXL Permits.

     3.11 BANKRUPTCY. Neither IXL nor any of its Subsidiaries has filed a petition or request for reorganization or protection or relief under the bankruptcy laws of the United States or any state or territory thereof, made any general assignment for the benefit of creditors, or consented to the appointment of a receiver or trustee, including a custodian under the United States bankruptcy laws, whether such receiver or trustee is appointed in a voluntary or involuntary proceeding.

     3.12  ABSENCE OF CHANGES.  Except as provided in Schedule 3.12 hereto,
                                                      -------------
since December 31, 1997, there has not been (a) any transaction, commitment, dispute or other event or condition (financial or otherwise) of any character (whether or not in the ordinary course of business) individually or in the aggregate that has had, or would reasonably be expected to have, a material adverse effect on the business, properties, assets, condition (financial or otherwise), liabilities or results of operations of IXL and its Subsidiaries, taken as a whole; (b) any damage, destruction or loss, whether or not covered by insurance, which has had, or would reasonably be expected to have, a material adverse effect on the business, properties, assets, condition (financial or otherwise), liabilities or results of operations of IXL and its Subsidiaries, taken as a whole; (c) any entry into any commitment or transaction material to IXL and its Subsidiaries, taken as a whole (including, without limitation, any borrowing or sale of assets) except in the ordinary course of business consistent with past practice; (d) any declaration, setting aside or payment of any dividend or distribution (whether in cash, stock or property) with respect to its capital stock; (e) any material change in its accounting principles, practices or methods; (f) any split, combination or reclassification of any of IXL's capital stock or the issuance or authorization of any issuance of any other securities in respect of, in lieu of or in substitution for, shares of IXL's capital stock; or (g) any agreement (whether or not in writing), arrangement or understanding to do any of the foregoing.

     3.13 TAXES. IXL and its Subsidiaries have duly and timely filed all federal, state and local income, franchise, excise, real and personal property and other tax returns and reports, including extensions, required to have been filed by IXL and its Subsidiaries on or prior to the date hereof. IXL and its Subsidiaries have duly and timely paid all taxes and other governmental charges, and all interest and penalties with respect thereto, required to be paid by IXL and its Subsidiaries (whether by way of withholding or otherwise) to any federal, state, local or other taxing authority (except to the extent the same are being contested in good faith, and adequate reserves therefor have been provided in the applicable IXL Financial Statement). As of the date hereof, all deficiencies proposed as a result of any audits have been paid or settled.

     3.14 INSURANCE. IXL and its Subsidiaries currently maintain, in full force and effect, all insurance policies that are required to be maintained for the conduct of their businesses or the ownership of their properties (both real and personal) (collectively, the "IXL Insurance Policies"). IXL and its Subsidiaries (a) are not in material default regarding the provisions of any IXL Insurance Policy; (b) have paid all premiums due thereunder; and (c) have not failed to present any material notice or present any material claim thereunder in a due and timely fashion.

     3.15 DISCLOSURE. No statement of fact by IXL or Buyer contained in this Agreement and no written statement of fact furnished or to be furnished by IXL or Buyer to Seller pursuant to or in connection with this Agreement contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make the statements herein or therein contained not misleading.


                                  ARTICLE IV

                             ADDITIONAL AGREEMENTS
                             ---------------------

     4.1 PUBLIC ANNOUNCEMENTS. The parties agree that, except as may otherwise be required to comply with applicable laws and regulations (including, without limitation, applicable securities laws) or to obtain consents required hereunder, public disclosure of the transactions contemplated by this Agreement shall be made only upon or after the consummation of the transactions contemplated by this Agreement. Any such disclosure shall be coordinated by IXL, and none of Seller nor the Stockholder shall make any such disclosure without the prior written consent of IXL.

     4.2 TRANSFER AND GAINS TAXES AND CERTAIN OTHER TAXES AND EXPENSES. Each of Seller and Buyer will pay 50% of all transfer, gains and other similar taxes and all documentary stamps, filing fees, recording fees and sales and use taxes, if any, and any penalties or interest with respect thereto, payable in connection with consummation of the transactions contemplated by this Agreement.

     4.3 FURTHER ASSURANCES. From time to time after the date hereof, upon the reasonable request of any party hereto, the other party or parties hereto shall execute and deliver or cause to be executed and delivered such further instruments, and take such further action, as the requesting party may reasonably request in order to effectuate fully the purposes, terms and conditions of this Agreement.

     4.4 OPTIONS. IXL hereby covenants and agrees that, at the Closing Date, each of the employees of Seller who is to become an employee of Buyer and holds options to acquire stock of Seller as set forth on Schedule 4.4 hereto shall
                                                   ------------
receive options to purchase the number of validly issued, fully paid and nonassessable IXL Shares, at an exercise price per share, as is set forth on
Schedule 4.4 hereto, all of which shall have been issued pursuant to the IXL
------------
Holdings, Inc. 1996 Stock Option Plan, as amended (the "IXL Stock Option Plan").

     4.5 LEASE. Buyer shall enter into a lease agreement (the "New Lease Agreement") with Stockholder for office space at the same location as the Online Business on substantially the same terms as the existing lease agreement for such space; provided, however, that the New Lease Agreement shall provide for six months' notice by Buyer prior to termination and for Buyer to vacate the premises for the last month of such six-month notice period.


                                   ARTICLE V

                             DELIVERIES AT CLOSING
                             ---------------------

     5.1  DELIVERIES OF SELLER.

          (a) At the Closing, and as a condition to Buyer's and IXL's obligation to consummate the transactions contemplated hereby, Seller shall deliver, or cause to be delivered, to Buyer, properly executed and dated as of the date hereof: (i) the Bill of Sale and Assignment in the form of Exhibit "A"
                                                                    -----------
hereto (the "Bill of Sale"); (ii) the Assumption Agreement in the form of Exhibit "B" hereto (the "Assumption Agreement"); (iii) the Assignment and
-----------
Assumption of Online Contracts in the form of Exhibit "C" hereto (the "Contract
                                              -----------
Assignment"); (iv) the Assignment and Assumption of Online Leases in the form of Exhibit "D" hereto (the "Lease Assignment"); (v) the Trademark Assignment in the
-----------
form of Exhibit "E" hereto (the "Trademark Assignment"); (vi) an Agreement to be
        -----------
Bound to Registration Rights Agreement, substantially in the form of Exhibit "F"
                                                                     -----------
hereto (the "Agreement to be Bound to Registration Rights Agreement"); (vii) an Agreement to be Bound to Stockholders Agreement, substantially in the form of Exhibit "G" hereto; (viii) a closing certificate of Seller, substantially in the
-----------
form of Exhibit "H" hereto; (ix) Seller's opinion of counsel, substantially in
        -----------
the form of Exhibit "I" hereto; (x) the New Lease Agreement; and (xi) such other
            -----------
documents as provided in this Article or as Buyer shall reasonably request including evidence satisfactory to Buyer that Seller is an Accredited Investor.

          (b) In addition to the foregoing, and as a further condition to Buyer's and IXL's obligation to consummate the transactions contemplated by this Agreement, at or prior to the Closing, Seller and the Stockholder shall have (i) obtained or caused to be obtained all of the Consents listed on Schedule 5.1(b)
                                                                ---------------
hereto; (ii) delivered to Buyer a corporate certificate of good standing for Seller and a copy of the Certificate of Incorporation of Seller, both as certified by the Secretary of State of Delaware; and (iii) Buyer shall have received evidence satisfactory to it that at the Closing the Purchased Assets are free and clear of all Liens other than permitted Liens.

     5.2  DELIVERIES OF BUYER.

          (a) In addition to the payment of the Purchase Consideration in accordance with Section 1.3 hereof (including the delivery of certificates representing the IXL Shares being delivered to Seller in connection therewith), at the Closing, and as a condition to Seller's and Stockholder's obligation to consummate the transactions contemplated hereby, Buyer shall deliver, or cause to be delivered, to Seller, properly executed and dated as of the date hereof:
(i) the Bill of Sale; (ii) a closing certificate of IXL, substantially in the form of Exhibit "J-1" hereto, and a closing certificate of Buyer, substantially
        -------------
in the form of Exhibit "J-2" hereto; (iii) the Assumption Agreement; (iv) the
               -------------
Contract Assignment; (v) the Lease Assignment; (vi) the Trademark Assignment;
(vii) an Agreement to be Bound to Registration Rights Agreement; (viii) Buyer's opinion of counsel, substantially in the form of Exhibit "K" hereto; (ix) an
                                                 -----------
Option Agreement for each of the Persons listed on Schedule 4.4 hereto receiving
                                                   ------------
options to purchase IXL Shares, substantially in the form of Exhibit "L" hereto,
                                                             -----------
(x) the New Lease Agreement, and (xi) such other documents as provided in this
Article V or as Seller shall reasonably request.

          (b) In addition to the foregoing, and as a further condition to Buyer's obligation to consummate the transactions contemplated by this Agreement, at or prior to the Closing, Buyer shall have (i) obtained or caused to be obtained all of the Consents listed on Schedule 5.2(b) hereto; and (ii)
                                             ---------------
delivered to Seller a Certificate of Good Standing of IXL and Buyer, and a copy of the Certificate of Incorporation of IXL and Buyer, all as certified by the Secretary of State of Delaware.


                                  ARTICLE VI

                                INDEMNIFICATION
                                ---------------

     6.1 INDEMNIFICATION BY BUYER. (a) Each of IXL and Buyer shall jointly and severally indemnify and hold Seller, Stockholder and Seller's officers, directors and employees (collectively, the "Seller Indemnified Parties") harmless from and against, and agree promptly to defend each of the Seller Indemnified Parties from and reimburse each of the Seller Indemnified Parties for, any and all losses, damages, costs, expenses, liabilities, obligations and claims of any kind (including, without limitation, reasonable attorney fees and other legal costs and expenses) (collectively, a "Seller Loss") that any of the Seller Indemnified Parties may at any time suffer or incur, or become subject to, as a result of or in connection with:

                    (i)    any breach or inaccuracy of any of the
representations and warranties made by Buyer or IXL in or pursuant to this Agreement, or in any instrument, certificate or affidavit delivered by Buyer or IXL at the Closing in accordance with the provisions hereof;

                    (ii) any failure by Buyer or IXL to carry out, perform, satisfy and discharge any of its respective covenants, agreements, undertakings, liabilities or obligations under this Agreement or under any of the documents and materials delivered by Buyer or IXL pursuant to this Agreement;

                    (iii)  the Assumed Liabilities; and

                    (iv) any suit, action or other proceeding arising out of, or in any way related to, any of the matters referred to in this Section 6.1(a).

          (b) Notwithstanding any other provision to the contrary neither Buyer nor IXL shall have any liability under Section 6.1(a)(i) above (i) unless the aggregate of all Seller Losses for which IXL and Buyer would be liable but for this sentence exceeds, on a cumulative basis, an amount equal to $50,000 and then only to the extent of such excess, (ii) for amounts in excess of $1,400,000 in the aggregate, and (iii) unless a claim has been asserted with respect to the matters set forth in Section 6.1(a)(i), or 6.1(a)(iv) to the extent applicable to Section 6.1(a)(i), within two years of the date hereof, except with respect to the matters arising under Section 3.15 hereof in which event Seller must have asserted a claim within the applicable statute of limitations. Notwithstanding any implication to the contrary contained herein, the parties acknowledge and agree that a decrease in the value of the IXL Shares would not, by itself, constitute a Seller Loss, unless and to the extent a decrease in the value of the IXL Shares has been demonstrated to be as a result of any event described in Sections 6.1(a)(i), (ii), (iii) or (iv) above.

     6.2 INDEMNIFICATION BY SELLER AND STOCKHOLDER. (a) Each of Seller and Stockholder shall jointly and severally indemnify and hold IXL, Buyer, and their respective shareholders, directors, officers and employees (collectively, the "Buyer Indemnified Parties") harmless from and against, and agree to promptly defend each of the Buyer Indemnified Parties from and reimburse each of the Buyer Indemnified Parties for, any and all losses, damages, costs, expenses, liabilities, obligations and claims of any kind (including, without limitation, reasonable attorney fees and other legal costs and expenses) (collectively, a "Buyer Loss") that any of the Buyer Indemnified Parties may at any time suffer or incur, or become subject to, as a result of or in connection with:

                    (i) any breach or inaccuracy of any representations and warranties made by Seller or Stockholder in or pursuant to this Agreement, or in any certificate or affidavit delivered by the same at the Closing in accordance with the provisions hereof;

                    (ii) any failure by Seller or Stockholder to carry out, perform, satisfy and discharge any of their respective covenants, agreements, undertakings, liabilities or obligations under this Agreement or under any of the documents and materials delivered by Seller or Stockholder pursuant to this Agreement;

                    (iii)  the Retained Liabilities; and

                    (iv) any suit, action or other proceeding arising out of, or in any way related to, any of the matters referred to in this Section 6.2(a).

          (b) Notwithstanding any other provision to the contrary neither Seller nor the Stockholder shall have any liability under Section 6.2(a)(i) above (i) unless the aggregate of all Buyer Losses for which Seller and the Stockholder would be liable but for this sentence exceeds, on a cumulative basis, an amount equal to $50,000, and then only to the extent of such excess,
(ii) for amounts in excess of $1,400,000 in the aggregate, and (iii) unless a claim has been asserted with respect to the matters set forth in Section 6.2(a)(i), or 6.2(a)(iv) to the extent applicable to Section 6.2(a)(i), within two years of the date hereof, except with respect to the matters arising under Sections 2.20, 2.23 or 2.33 hereof, in which event IXL must have asserted a claim within the applicable statute of limitations.

     6.3  NOTIFICATION OF CLAIMS; ELECTION TO DEFEND.

          (a) A party entitled to be indemnified pursuant to Section 6.1 or 6.2 hereof, as the case may be (the "Indemnified Party"), shall notify the party liable for such indemnification (the "Indemnifying Party") in writing of any claim or demand (a "Claim") that the Indemnified Party has determined has given or could give rise to a right of indemnification under this Agreement. Subject to the Indemnifying Party's right to defend in good faith third party Claims as hereinafter provided, the Indemnifying Party shall satisfy its obligations under this Article VI within 30 days after the receipt of written notice thereof from the Indemnified Party. Any amounts paid thereafter shall include interest thereon for the period commencing at the end of such 30-day period and ending on the actual date of payment, at a rate of 15% per annum, or, if lower, at the highest rate of interest permitted by applicable law at the time of such payment.

          (b) If the Indemnified Party shall notify the Indemnifying Party of any Claim pursuant to Section 6.3(a) hereof, and if such Claim relates to a Claim asserted by a third party against the Indemnified Party that the Indemnifying Party acknowledges is a Claim for which it must indemnify or hold harmless the Indemnified Party under Section 6.1 or 6.2 hereof, as the case may be, the Indemnifying Party shall have the right, at its sole cost and expense, to employ counsel of its own choosing to defend any such Claim asserted against the Indemnified Party; provided, however, that if the Indemnified Party (i)
                       --------  -------
reasonably believes that its interests with respect to a Claim (or any material portion thereof) are in conflict with the interests of the Indemnifying Party with respect to such Claim (or portion thereof), and (ii) promptly notifies the Indemnifying Party, in writing, of the nature of such conflict, then the Indemnified Party shall be entitled to choose, at the sole cost and expense of the Indemnifying Party, independent counsel to defend such Claim (or the conflicting portion thereof). The Indemnified Party shall have the right to participate in the defense of any such Claim at its own expense (except to the extent provided in the foregoing sentence), but the Indemnifying Party shall retain control over such litigation (except as provided in the foregoing sentence). The Indemnifying Party shall notify the Indemnified Party in writing, as promptly as possible (but in any case before the due date for the answer or response to a claim) after the date of the notice of claim given by the Indemnified Party to the Indemnifying Party under Section 6.3(a) hereof of its election to defend in good faith any such third party Claim. So long as the

Indemnifying Party is defending in good faith any such Claim asserted by a third party against the Indemnified Party (or has been relieved of the obligation to defend such Claim in accordance with this Section 6.3(b) as a result of a conflict of interest between the Indemnified Party and the Indemnifying Party), the Indemnified Party shall not settle or compromise such Claim without the prior written consent of the Indemnifying Party. The Indemnified Party shall cooperate with the Indemnifying Party in connection with any such defense and shall make available to the Indemnifying Party or its agents all records and other materials in the Indemnified Party's possession reasonably required by it for its use in contesting any third party Claim; provided, however, that the
                                                 --------  -------
Indemnifying Party shall have agreed, in writing, to keep such records and other materials confidential except to the extent required for defense of the relevant Claim. Whether or not the Indemnifying Party elects to defend any such Claim, the Indemnified Party shall have no obligations to do so. Within 30 days after a final determination (including, without limitation, a settlement) has been reached with respect to any Claim contested pursuant to this Section 6.3(b), the Indemnifying Party shall satisfy its obligations with respect thereto. Any amounts paid thereafter shall include interest thereon for the period commencing at the end of such 30-day period and ending on the actual date of payment, at a rate of 15% per annum, or, if lower, at the highest rate of interest permitted by applicable law at the time of such payment.


                                  ARTICLE VII

                              GENERAL PROVISIONS
                              ------------------

     7.1 SURVIVAL; RECOURSE. None of the agreements contained in this Agreement shall survive the Closing, except that (i) the covenants contained in
Article IV hereof and the obligations to indemnify contained in Article VI hereof shall survive indefinitely (except to the extent a shorter period of time is explicitly specified therein) and (ii) the representations and warranties made in Articles II and III of this Agreement shall survive the Closing, and shall survive any independent investigation by the parties, and any dissolution, merger or consolidation of Seller or Buyer, and shall bind the legal representatives, assigns and successors of Seller, Stockholder, IXL and Buyer for a period of two years after the Closing Date (other than representations and warranties contained in Sections 2.20, 2.23 and 2.33 hereof, which shall survive for the applicable statute of limitations).

     7.2 NOTICES. All notices or other communications under this Agreement shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by personal delivery, by telecopy (with confirmation of receipt), or by registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

     If to Seller:         Continental Communications Group, Inc. d/b/a
     or to the             Customer Communications Group, Inc.
     Stockholder:          12600 West Cedar Drive
                           Denver, Colorado  80228
                           Attention:  John R. Klug
                           Telecopy:  303/989-4805
                           Telephone:  303/986-3000

     With copies to:       Gelt, Fleishman & Sterling P.C.
                           1600 Broadway, Suite 2600
                           Denver, Colorado  80202-4926
                           Attention:  Theodore Z. Gelt, Esq.
                           Telecopy:  303/894-0857
                           Telephone:  303/861-1000

     If to IXL or Buyer:   IXL Holdings, Inc.
                           Two Park Place
                           1888 Emery Street
                           Atlanta, Georgia  30318
                           Attention:  James V. Sandry
                           Telecopy:  404/267-3801
                           Telephone:  404/267-3800

     With copies to:       Minkin & Snyder, A Professional Corporation
                           One Buckhead Plaza
                           3060 Peachtree Road, Suite 1100
                           Atlanta, Georgia  30305
                           Attention:  James S. Altenbach, Esq.
                           Telecopy:  404/233-5824
                           Telephone:  404/261-8000

     and to:               Kelso & Company
                           320 Park Avenue
                           24th Floor
                           New York, New York 10032
                           Attention:  James J. Connors II, Esq.
                           Telecopy:  212/223-2379
                           Telephone:  212/751-3939

or to such other address as any party may have furnished to the other parties in writing in accordance with this Section.

     7.3 ENTIRE AGREEMENT. This Agreement and the documents, schedules and instruments referred to herein and to be delivered pursuant hereto constitute the entire agreement between the parties pertaining to the subject matter hereof, and supersede all other prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof. There are no other representations or warranties, whether written or oral, between the parties in connection the subject matter hereof, except as expressly set forth herein.

     7.4 ASSIGNMENTS; PARTIES IN INTEREST. Neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties, except that the rights, interests and obligations of Buyer hereunder may be assigned to any wholly owned subsidiary of Buyer without such prior consent. Subject to the preceding sentence, this Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any Person not a party hereto any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, except as otherwise provided herein.

     7.5 GOVERNING LAW. This Agreement shall be governed in all respects by the laws of the State of Georgia (without giving effect to the provisions thereof relating to conflicts of law).

     7.6 HEADINGS. The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

     7.7 COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which taken together shall constitute a single agreement.

     7.8 SEVERABILITY. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economics or legal substance of the transactions contemplated hereby are not affected in any manner materially adverse to any party. Upon determination that any term or other provision hereof is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

     7.9 FEES AND EXPENSES. All fees and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such fees or expenses.

     7.10  CERTAIN DEFINITIONS.  As used in this Agreement:

           (a) the term "Permitted Liens" shall mean (a) Liens for taxes, assessments or other governmental charges or levies not yet due; (b) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, materialmen and other Liens imposed by law created in the ordinary course of business for amounts not yet due; (c) Liens (other than any Lien imposed by ERISA) incurred or deposits made in the ordinary course of business in connection with worker's compensation, unemployment insurance or other types of social security; (d) minor defects of title, easements, rights-of-way, restrictions and other similar charges or encumbrances not materially detracting from the value of the Online Real Property or interfering with the ordinary conduct of any of the Online Business; and (e) those Liens listed on Schedule 7.10.
                                        -------------

           (b) the term "Subsidiary" or "Subsidiaries" means any Entity of which IXL (either alone or through or together with any other Subsidiary) owns, directly or indirectly, stock or other equity interests the holders of that are entitled to more than 50% of the vote for the election of the board of directors or other governing body of such Entity (including, without limitation, Buyer);

provided, however, that with respect to IXL, the terms "Subsidiary" and
--------  -------
"Subsidiaries" shall not include University Netcasting, Inc. or Seller.

          (c) any representation or warranty stated to be made "to the knowledge" of a party shall refer to such party's knowledge following reasonable inquiry as to the matter in question, and any representation or warranty stated to be made "to the Knowledge of Seller" shall include the knowledge of the Stockholder.


                     - SIGNATURES ON THE FOLLOWING PAGE -

     IN WITNESS WHEREOF, Buyer, Seller and IXL have caused this Agreement to be signed by their respective officers thereunder duly authorized, and the Stockholder has signed this Agreement, all as of the date first written above.


                              "SELLER"
                              CONTINENTAL COMMUNICATIONS GROUP, INC. d/b/a

                              CUSTOMER COMMUNICATIONS GROUP, INC.



                              By: /s/ John R. Klug   President
                                 ------------------------------------------
                                                     3/27/98


                              "BUYER"

                              IXL-DENVER, INC.



                              By: /s/ James V. Sandry
                                 ------------------------------------------
                                 James V. Sandry, Executive Vice President


                              "IXL"

                              IXL HOLDINGS, INC.



                              By: /s/ James V. Sandry
                                 ------------------------------------------
                                 James V. Sandry, Executive Vice President


                              "STOCKHOLDER"

                              /s/ John R. Klug
                              ---------------------------------------------
                              John R. Klug

                                   EXHIBITS
                                   --------


Bill of Sale.....................................................  Exhibit A

Assumption Agreement.............................................  Exhibit B

Contract Assignment..............................................  Exhibit C

Lease Assignment.................................................  Exhibit D

Trademark Assignment.............................................  Exhibit E

Agreement to be Bound to Registration Rights Agreement...........  Exhibit F

Agreement to be Bound to Stockholders' Agreement.................  Exhibit G

Closing Certificate of Seller....................................  Exhibit H

Seller's Legal Opinion...........................................  Exhibit I

IXL Closing Certificate..........................................  Exhibit J-1

Buyer's Closing Certificate......................................  Exhibit J-2

Buyer's Legal Opinion............................................  Exhibit K

Option Agreement.................................................  Exhibit L

                                 SCHEDULE 1.1
                                 ------------

                          ONLINE MISCELLANEOUS ASSETS

                                 SCHEDULE 1.4
                                 ------------

                              ASSUMED LIABILITIES

                                 SCHEDULE 2.1
                                 ------------

               CERTIFICATE OF INCORPORATION AND BYLAWS OF SELLER

                                 SCHEDULE 2.5
                                 ------------

                   CONFLICTS, REQUIRED FILINGS AND CONSENTS

                                 SCHEDULE 2.7
                                 ------------

                       EXCEPTIONS TO ABSENCE OF CHANGES

                                 SCHEDULE 2.8
                                 ------------

                            UNDISCLOSED LIABILITIES

                                 SCHEDULE 2.9
                                 ------------

                        EXCEPTIONS TO PURCHASED ASSETS

                                 SCHEDULE 2.10
                                 -------------

                       EXCEPTIONS TO TITLE TO PROPERTIES

                                 SCHEDULE 2.12
                                 -------------

             EXCEPTIONS TO SELLER'S TITLE TO INTELLECTUAL PROPERTY

                                 SCHEDULE 2.14
                                 -------------

                                    LEASES

                                 SCHEDULE 2.15
                                 -------------

                                   CONTRACTS

                                 SCHEDULE 2.16
                                 -------------

                              PAYROLL INFORMATION

                                 SCHEDULE 2.17
                                 -------------

                                  LITIGATION

                                 SCHEDULE 2.18
                                 -------------

                    EMPLOYEE BENEFIT PLANS/LABOR RELATIONS

                                 SCHEDULE 2.19
                                 -------------

                                     ERISA

                                 SCHEDULE 2.21
                                 -------------

                                    PERMITS

                                 SCHEDULE 2.22
                                 -------------

                                    BROKERS

                                 SCHEDULE 2.23
                                 -------------

                             ENVIRONMENTAL MATTERS

                                 SCHEDULE 2.24
                                 -------------

               INTEREST IN CUSTOMERS, SUPPLIERS AND COMPETITORS

                                 SCHEDULE 2.27
                                 -------------

                                   INSURANCE

                                 SCHEDULE 3.1
                                 ------------

           CERTIFICATES OF INCORPORATION AND BYLAWS OF IXL AND BUYER

                                 SCHEDULE 3.3
                                 ------------

                   CONFLICTS, REQUIRED FILINGS AND CONSENTS

                                 SCHEDULE 3.4
                                 ------------

                           IXL AND BUYER LITIGATION

                                 SCHEDULE 3.5
                                 ------------

                             IXL AND BUYER BROKERS

                                 SCHEDULE 3.6
                                 ------------

 OUTSTANDING OBLIGATIONS OF IXL TO ISSUE OPTIONS, WARRANTS OR OTHER IXL STOCK
                                    RIGHTS

                                 SCHEDULE 3.7
                                 ------------

                                 SUBSIDIARIES

                                 SCHEDULE 3.9
                                 ------------

                     IXL AND BUYER UNDISCLOSED LIABILITIES

                                 SCHEDULE 3.12
                                 -------------

                    EXCEPTIONS TO ABSENCE OF CHANGE FOR IXL

                                 SCHEDULE 4.4
                                 ------------

              LIST OF EMPLOYEES OF SELLER TO RECEIVE IXL OPTIONS

                                SCHEDULE 5.1(B)
                                ---------------

                          REQUIRED CONSENTS OF SELLER

                                SCHEDULE 5.2(B)
                                ---------------

                            IXL AND BUYER CONSENTS

                                 SCHEDULE 7.10
                                 -------------

                                PERMITTED LIENS